Consent of Independent Certified Public Accountants

We have issued our report dated August 29, 2006, relating to the financial statements of the Mestek, Inc. Retirement Savings Plan included in this Form 11-K for the year ended December 31, 2005. We consent to the incorporation by reference of said report in the Registration Statement of the Mestek, Inc. Retirement Savings Plan on Form S-8 (File No. 333-82067).

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

September 1, 2006